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                                                                    EXHIBIT 3.25

                          LIMITED PARTNERSHIP AGREEMENT
                                       OF
                             POOL COMPANY TEXAS LTD.

         THIS INSTRUMENT, executed as of the 12th day of December, 1996, evidences the agreement under the terms of which the parties hereto agree to the creation of Pool Company Texas Ltd., a Texas limited partnership (the "Partnership") and the terms and conditions under which the Partnership shall be formed and governed.

                                    Recitals

         This Limited Partnership Agreement (the "Agreement") is by and between Pool Company, a Texas corporation (the "General Partner"), as the general partner of the Partnership, and PTX, Inc., a Texas corporation (the "Limited Partner").

         The General Partner and the Limited Partner (collectively, the "Partners") desire to form a Texas limited partnership pursuant to the Texas Revised Limited Partnership Act (the "Act"), pursuant to and in accordance with the terms and provisions of this Agreement.

                                    Agreement

                    I. FORMATION; PURPOSE; TERM; DEFINITIONS

1.1      Formation.

         The General Partner and the Limited Partner hereby agree to the formation of the Partnership pursuant to the Act as of the Effective Date. The rights and liabilities of the Partners shall, except as may be hereinafter expressly stated to the contrary, be as provided for in the Act.

1.2      Name.

         The business of the Partnership shall be conducted under the name "Pool Company Texas Ltd." and/or under such other or additional names as the General Partner may deem necessary or desirable from time to time.

1.3      Purpose.

         The purpose of the Partnership shall be to conduct oil and gas well servicing, workover and drilling and related activities, as well as such other activities as may be agreed between the Partners from time to time.


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1.4      Registered Office and Registered Agent.

         The registered office of the Partnership shall be at the registered office of the General Partner in the State of Texas, and the registered agent at such address shall be such person as the General Partner shall designate. Additional offices or places of business may be established at such other locations as from time to time may be determined by the General Partner.

1.5      Term.

         The Partnership shall commence on the Effective Date. The Partnership shall be dissolved on January 1, 2050, unless sooner dissolved in accordance with the provisions of this Agreement.

1.6      Definitions.

         The following terms shall have the meanings indicated:

         "Act" means Article 6132a-1 of the Texas Revised Civil Statutes, as amended.

         "Agreement" means this Limited Partnership Agreement.

         "Code" means the Internal Revenue Code of 1986, as amended, and Regulations promulgated thereunder.

         "Effective Date" means the date when a certificate of limited partnership is filed with the Secretary of State of the State of Texas in accordance with the Act.

         "General Partner" means Pool Company or its successor as general partner of the Partnership.

         "Limited Partner" means PTX, Inc., or its successor, as limited partner of the Partnership.

         "Liquidating Trustee" means the person who is designated pursuant to
Section 10.2 hereof to wind up the affairs of the Partnership upon its dissolution.

         "Partners" means the General Partner and the Limited Partner.

         "Partnership" means the limited partnership created by this Agreement.


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         "Partnership Interest" as to any Partner means all of the interests of that Partner in the Partnership, including its (i) right to a distributive share of the profits and losses of the partnership, and (ii) right to a distributive share of the assets of the Partnership. A Partner's distributive share of the profits and losses (and each class or item of Partnership income, gain, loss, deduction or credit) is expressed as a percentage, and these percentages may be adjusted for any transfers of Partnership Interests.

         "Percentage Interest" means the respective interest of each Partner in the Partnership, which interest is initially one percent (1%) for the General Partner and ninety-nine (99%) for the Limited Partner.

         "Person" or "person" means any individual, corporation, partnership, trust, or other entity.

         "Section 754 Election" means any election under Section 754 of the Code (or corresponding provisions of future law) relating to the adjustment for tax purposes of the basis of the assets of the Partnership.

                               II. GENERAL PARTNER

2.1      Duties and Authorities of General Partner.

         Subject to any specific limitations contained in this Agreement or imposed by applicable law, the General Partner shall have the responsibility and authority to take all actions necessary or desirable to accomplish the purposes of the Partnership and shall have exclusive control over the management of the Partnership, including, without limitation, the authority to:

         (a) negotiate, execute, modify, alter and amend all contracts and agreements relating to the business of the Partnership;

         (b) arrange financing for and do all things necessary or advisable in connection with the business of the Partnership;

         (c) borrow money on behalf of the Partnership and pledge as security therefor any property of the Partnership;

         (d) sell, lease, or otherwise dispose of any assets of the Partnership for any Partnership purpose;

         (e) hire, transfer, supervise, and discharge employees of the Partnership (which may be employees of a General

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    Partner or any Affiliate) and establish the compensation and benefits of such employees;

         (f) enter into any collective bargaining agreements and settle labor disputes;

         (g) collect debts and pay obligations;

         (h) establish and maintain books of account and records and financial and accounting controls;

         (i) open bank accounts for the funds of the Partnership;

         (j) prepare and submit reports to governmental agencies;

         (k) compromise claims and institute or defend lawsuits;

         (l) carry out financial agreements;

         (m) make income and expense forecasts and business forecasts and studies;

         (n) prepare and submit financial and business reports;

         (o) act as tax matters partner of the Partnership pursuant to Section 6231 of the Code and request rulings from the Internal Revenue Service with respect to Partnership tax matters; and

         (p) take all acts, do all things, and execute with binding effect on the Partnership all instruments necessary or desirable in the opinion of the General Partner to conduct, promote, and further the business and purpose of the Partnership.

2.2      Reliance.

         Persons dealing with the Partnership shall be entitled to rely conclusively on the authority and power of the General Partner as set forth in this Agreement. In no event shall any person dealing with the General Partner or the General Partner's representative with respect to any business or property of the Partnership be obligated to ascertain that the provisions of this Agreement have been complied with or be obligated to inquire into the necessity or expedience of any act or action of the General Partner of the General Partner's representative. Every contract, agreement, deed, mortgage, security agreement, promissory note, or other instrument or document executed by the General Partner or the General Partner's representative with respect to any business or property of the Partnership shall be conclusive evidence in favor of any and every person relying on or claiming thereunder that (i) at the time of the execution and/or delivery thereof, this Agreement was in full force and

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effect, (ii) such instrument or document was duly executed in accordance with the terms and provisions of this Agreement and is binding upon the Partnership and all of the Partners, and (iii) the General Partner or the General Partner's representative was duly authorized and empowered to execute and deliver any and every instrument or document for and on behalf of the Partnership.

2.3      Resignation and Removal; Substitute General Partner.

         The General Partner may resign, with or without cause, by giving not less than 90 days' advance written notice of resignation to the Limited Partner. The General Partner may be removed by the Limited Partner in the event that the General Partner shall consistently fail to perform its management duties under the terms of this Agreement or shall, in the conduct of the management of the business of the Partnership, take any action in bad faith or which, is known or, in the exercise of reasonable care, should be known by the General Partner to be contrary to the best interests of the Partnership, or commit gross negligence in the exercise of its duties under the terms of this Agreement. In addition, the General Partner shall cease to be the General Partner upon the occurrence of any of the events of withdrawal specified in Section 4.02 of the Act. A substitute General Partner may be designated by the Limited Partner.

                          III. FEES, COSTS AND EXPENSES

3.1      Management Fees.

         For services of the General Partner in managing the Partnership business, the Partnership shall pay to the General Partner management fees as follows:

         (a) $500.00 with respect to each calendar month; or

         (b) such other amounts as may be agreed between the Partners.

Such fees shall be prorated for any partial calendar month and shall be payable in arrears at such times as the General Partner may determine.

3.2      Costs and Expenses.

         All costs incurred in the conduct of the Partnership's business shall be incurred and paid by the Partnership. The General Partner shall be entitled to be reimbursed for any and all direct costs and expenses incurred by it on behalf of the Partnership, including costs incurred in

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connection with the organization of the Partnership and in the management and operation of the Partnership and its business.

                               IV. LIMITED PARTNER

4.1      No Participation.

         The Limited Partner shall not participate in the control of the business of the Partnership (within the meaning of the Act) or transact any business for the Partnership other than as specified in this Agreement, nor shall the Limited Partner have power to sign for or bind the Partnership. The Limited Partner shall not be personally liable for any of the debts or losses of the Partnership or for the losses of the General Partner, except as otherwise required by the Act.

                  V. CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS

5.1      General Partner.

         Simultaneously with the contribution provided for in Section 5.2, the General Partner will contribute to the Partnership cash in an amount equal to 1.01% of the contribution by the Limited Partner provided for in Section 5.2. In the event the amount of the contribution by the Limited Partner cannot be immediately determined, the amount thereof shall be estimated and the amount contributed by the General Partner shall be based on such estimate and subsequently, when the actual amount required to comply with the foregoing is determined, an appropriate supplemental amount shall be contributed or an appropriate amount refunded. The initial balance of the capital account of the General Partner shall be an amount equal to such contribution by the General Partner and adjusted appropriately in accordance with the foregoing.

5.2      Limited Partner.

         On or before December 31, 1996, the Limited Partner will contribute to the Partnership all assets of the Limited Partner and the Partnership will assume all of the liabilities and other obligations of the Limited Partner, excluding, however, the assets, liabilities and obligations, if any, specified on Exhibit "A" attached hereto, which excluded assets, liabilities and obligations shall be retained by the Limited Partner. The initial balance of the capital account of the Limited Partner shall be an amount equal to the net assets so contributed.

5.3      No Obligation to Make Further Contributions.

         Neither the General Partner nor the Limited Partner shall have any obligation to make any further contributions to the

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Partnership other than as may be specifically required pursuant to the terms of the Act or any other legal requirement. No Partner shall have the right to demand the return of all or any part of its capital contributions.

5.4      Negative Capital Accounts.

         No Partner other than the General Partner shall be obligated to restore any negative balance in its capital account during winding up or otherwise. At such time during winding up as all assets of the Partnership have been sold or distributed, all liabilities and expenses have been paid, all income, gains, losses, and deductions have been allocated in accordance with Article VI, all cash has been distributed, and all adjustments to the capital accounts have been made, if the General Partner then has a negative balance in its capital account, it shall contribute to the Partnership an amount of cash equal to the amount necessary to increase the balance in such capital account to zero.

5.5      Return of Contributions.

         There is no time agreed upon when the contributions to the Partnership are to be returned, and there is no guarantee that all or any such contributions of the Partners will ever be returned to them. The Partners hereby waive compliance with all provisions of the Act granting a right to a return of their contributions other than as provided in this Agreement.

5.6      Loans.

         The Limited Partner and the General Partner may, but are not obligated to, extend loans to the Partnership at the request of the General Partner upon such terms and conditions as may be agreed to between the lending, Partner and the Partnership. The General Partner shall have the full and exclusive authority in determining whether borrowed funds are required for the continued operation of the Partnership and negotiating the terms and conditions of any loans obtained by the Partnership from the General Partner of the Limited Partner. Nothing contained in this Section shall imply that any Partner has any liability or obligation whatsoever to loan any funds to the Partnership at any time.

                             VI. PROFITS AND LOSSES

6.1      Allocations in General.

         Subject to the provisions of the Code pertaining to allocations, all items of Partnership losses, deductions, income and gain for each taxable year of the Partnership shall be allocated among the Partners in the ratios of the Partners'

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respective Percentage Interests; provided, however, that losses shall be allocated among the Partners who have positive balances in their capital accounts, in proportion to those balances and to the extent of such balances, and any additional losses in any year shall be allocated among, the Partners who have positive balances in their capital accounts, in proportion to those balances and to the extent of such balances, and any additional losses in any year shall be allocated to the General Partner.

6.2      Transferor-Transferee Allocations.

         If a Partnership Interest is transferred during any year, the income, gains losses, and deductions allocable in respect of that Partnership Interest shall be prorated between the transferor and the transferee on the basis of the number of days in the year that each was the holder of that interest without regard to the results of the Partnership operations (or cash distributions made) during the period before and after the transfer unless the transferor and transferee agree to an allocation based on the results as of the record date of transfer and agree to reimburse the Partnership for the cost of making and reporting their agreed allocation. Notwithstanding the foregoing, no allocation shall be made which is not allowed by Section 706(d) of the Code.

6.3      Section 751 Assets.

         In the event of any transfer or redemption of a Partnership Interest, the General Partner shall provide the parties with the amount of Partnership assets described in Section 751 of the Code as of the date of such transfer or redemption. Each of the parties to any such transfer or redemption agrees to report such transaction on its own federal income tax returns consistent with such information supplied by the General Partner.

6.5      Compliance with Code.

         The foregoing provisions and the other provisions of this Agreement are intended to comply with the Code, including but not limited to Sections 701 through 709 thereof, and shall be interpreted and applied in a manner consistent therewith. If the General Partner determines that it is prudent to modify the manner in which the capital accounts are computed or maintained or the allocations are made in order to comply with the Code. The General Partner may make such modification.


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                             VII. CASH DISTRIBUTIONS

7.1      Distributable Cash.

         Subject to the remaining portion of this Section 7.1 and the other provisions of this Agreement, all or part of Distributable Cash may be distributed at the sole discretion of the General Partner among the Partners according to their Percentage Interests. "Distributable Cash" means, at the time of determination, all Partnership cash derived from the conduct of the Partnership's business, other than (i) capital contributions of the Partners,
(ii) financing proceeds, (iii) reserves for working capital, and (iv) other amounts that the General Partner reasonably determines to be necessary for the proper operation of the Partnership's business.

         With regard to Distributable Cash, the General Partner shall make a determination in accordance with its duty of care and loyalty to the Partnership as to the need for the funds in the operation of the Partnership business, considering both current needs for operating capital, prudent reserves for future operating, capital, current investment opportunities, and prudent reserves for future investment opportunities, all in keeping with the Partnership purposes. It is the duty of the General Partner, in determining the amount of Distributable Cash available for the payment necessary in the operation of its business until the income from further operations is available, the amount of its debts, the necessity or advisability of paying its debts, or at least reducing them within the limits of the Partnership's credit, the preservation of the Partnership's assets, and the character of its surplus assets. Any contributed property or borrowed funds by the Partnership shall be considered as needed for Partnership investment purposes, and any cash produced from the sale of property, including the portion of the sale proceeds representing capital appreciation, shall be considered as needed reserves for Partnership investment purposes. All or part of Distributable Cash may, to the extent deemed unnecessary for Partnership purposes by the General Partner under the foregoing standard, be distributed in accordance with this Agreement.

7.2      Distributions of Distributable Cash.

         (a) All distributions made prior to winding up shall be made to the Partners in the ratios of their respective Percentage Interests.

         (b) Distributions during winding up shall be made as set forth in
    Section 10.2.


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                VIII. PARTNERS' RESPONSIBILITIES AMONG THEMSELVES

8.1      Liability of General Partner to Limited Partner.

         The General Partner, its officers, directors, shareholders, representatives, employees and agents shall not be liable to the Partnership or to any other Partner for losses sustained or liabilities incurred as a result of any error in judgment or mistake of law or fact (including, without limitations, simple negligence) or for any act done or omitted to be done in good faith in conducting the Partnership business, unless such error, mistake, act, or omission was performed or omitted fraudulently or in bad faith or constituted gross negligence.

8.2      Partnership Indemnity to General Partner.

         The Partnership shall protect, defend, indemnify and hold harmless the General Partner and each officer, director, representative, shareholder, employee and agent of the General Partner from and against any loss, expense, damage, or injury suffered or sustained by it by reason of any acts, omissions, or alleged acts or omissions (even if such acts or omissions constitute simple negligence) arising out of the activities of the General Partner or such persons on behalf of the Partnership or in furtherance of the interests of the Partnership, including, but not limited to, any judgment, award, settlement, attorney's fees, and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding, or claim, if the acts, omissions, or alleged acts or omissions upon which such actual or threatened action, proceeding, or claim is based were not performed or omitted fraudulently or in bad faith or as a result of the gross negligence of such indemnified party.

8.3      Partners Look Solely to Partnership Assets.

         Each Partner shall look solely to the assets of the Partnership for all distributions with respect to the Partnership, and notwithstanding the provisions of the Act, the Limited Partner shall not have any recourse in connection therewith (upon dissolution or otherwise) against the General Partner (except as provided in Sections 5.3 and 8.1 of this Agreement) or against the Liquidating Trustee.

                              IX. BOOKS AND RECORDS

9.1      Method of Accounting.

         The Partnership shall keep its books in accordance with the following:

         (a) the General Partner may, at its option, make the Section 754 Election, and the General Partner shall have the

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    right to make all other elections required or permitted to be made by the
    Partnership for federal income tax purposes.

         (b) the classification, realization, and recognition of income, deductions, and other items shall be on the accrual method of accounting for federal income tax and financial reporting purposes, as the General Partner may determine, and

         (c) all items of income and deductions recognized during a fiscal year shall be allocated as of the end of each fiscal year, based on the facts and circumstances existing as of the end of that year and, for financial reporting purposes only, interim reports may be based on the facts and circumstances existing at the time of these reports subject to year-end adjustments.

9.2      Fiscal Year.

         The fiscal year for the Partnership shall be the calendar year. The first fiscal year shall begin on the date upon which the Partnership commences business and end on December 31 of the same calendar year. The last fiscal year shall commence on the January 1 immediately preceding the date upon which the Partnership terminates and end on the date of termination.

9.3      Maintenance and Inspection of Books.

         The Partnership shall maintain a complete and accurate set of books, records, and supporting documents. The books of account and all other financial records of the Partnership shall be kept at the Partnership's principal place of business and may be inspected at any reasonable time by the Limited Partner or its representatives.

                         X. DISSOLUTION AND TERMINATION

10.1     Dissolution.

         The Partnership shall be dissolved upon the occurrence of any of the following:

         (a) the bankruptcy, insolvency or dissolution of the General Partner or the occurrence of any other event which would permit a trustee or receiver to acquire control of the General Partner's affairs;

         (b) the withdrawal from the Partnership of the General Partner or the removal of the General Partner pursuant to Section 2.3;

         (c) the determination to dissolve the Partnership by the Partners; or

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         (d) the end of the Partnership term specified in Section 1.5.

         The dissolution shall be effective on the day on which the event occurs causing dissolution, but the Partnership shall not terminate until the assets have been distributed in accordance with the provisions of this Agreement.

10.2     Winding Up.

         (a) During winding up, the Liquidating Trustee (which shall be the General Partner upon a dissolution described in Section 10.1(c) or (d) and otherwise shall be a person selected by the Limited Partner or, if the Limited Partner fails to select a Liquidating Trustee, by a court having jurisdiction over the affairs of the Partnership) shall proceed diligently to wind up the affairs of the Partnership and distribute its assets. The Liquidating Trustee shall use reasonable efforts to convert the Partnership's assets into cash as promptly as possible but in an orderly and businesslike manner so as not to involve undue sacrifice. Notwithstanding any other provision of this Agreement, on dissolution the Liquidating Trustee may sell any property of the Partnership to one or more of the Partners or to any Affiliate provided that the purchase price and terms offered by such purchaser are at least as favorable to the Partnership as those offered by unaffiliated persons, or the Liquidating Trustee may distribute any property in kind to any one or more of the Partners. No Partner shall have any right to demand or receive property other than cash during winding up.


         (b) Partnership cash shall be applied or distributed during winding up in the following order of priority, after first taking into account all allocations of income, gains, losses and deductions pursuant to Article VI:

                  (i) first, in payment of all liabilities of the Partnership to creditors other than Partners; provided, if any liability is contingent or uncertain in amount, reserve equal to the maximum amount for which the Partnership could be reasonably held liable shall be established, and upon the satisfaction or other discharge of that contingency, the amount of the reserve not required, if any, will be treated as income to the extent previously treated as a deduction;

                  (ii) second, in payment of any loans to the Partnership by the Partners;

                  (iii) third, to all Partners in proportion to the balances in their respective capital accounts, to the extent of such capital accounts; and

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                  (iv) fourth, any remaining cash shall be distributed among the
         Partners in proportion to their respective Percentage Interests.

                     XI. TRANSFERS OF PARTNERSHIP INTERESTS

11.1     Substituted Limited Partner.

         The Limited Partner hereby consents to the admission as a substituted Limited Partner of any transferee complying with this Article XI. Upon compliance with this Agreement, the General Partner shall cause the necessary amendments to be filed as required by law.

11.2     Withholding of Distributions.

         From the date of the receipt of any instrument relating to transfer of a Partnership Interest or at any time the General Partner is in doubt as to the person entitled to receive distributions in respect of such Partnership Interest, the General Partner may withhold any such distributions until the transfer is completed or abandoned or the dispute is resolved.

11.3     Liability of Transferor.

         No transfer of a Partnership Interest shall affect the obligations, if any, of the transferor to make contributions to the Partnership.

11.4     Restrictions on Transfers.

         No Partnership Interest may be transferred by the Limited Partner other than in compliance with the conditions and restrictions set forth in this
Section 11.4. A purported transfer of a Partnership Interest by the Limited Partner shall be valid as to the Partnership and the General Partner, unless otherwise agreed between the Partners, on the first day of the month following the month in which the General Partner is reasonably satisfied that the following conditions (any of which may be waived by the General Partner) have been met:

         (a) the General Partner has consented to the transfer in writing;

         (b) the transferor and transferee have agreed to provide the Partnership with the information in their possession required to permit the Partnership to make the basis adjustments required by the section 754 Election;

         (c) the transferee has delivered an instrument satisfactory to the General Partner pursuant to which the transferee accepts and adopts the terms and provisions of this

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    Agreement, including the assumption of any obligations of the transferor to the Partnership;

         (d) the transferor has agreed to pay a reasonable fee to reimburse the Partnership for the cost incurred in connection with the admission of the transferee as a substituted Limited Partner, including, without limitation, any costs incurred (or to be incurred) by the Partnership in connection with the basis adjustments and additional accounting operations required as a result of the Section 754 Election;

         (e) the transferee has agreed to pay a reasonable fee to reimburse the Partnership for any costs incurred in connection with the transfer (not paid by the transferor); and

         (f) the transfer is evidenced by an instrument in writing, signed by the transferor and transferee stating among other things that the transferor has the right to transfer, and the transferee has the right to acquire, the transferor's Partnership Interest, and acknowledging that the transferee is bound by the terms of this Agreement.


11.5     Transfer of General Partner's Interest.

         The General Partner may not transfer all or any portion of its Partnership Interest without the approval of the Limited Partner.

                               XII. MISCELLANEOUS

12.1     Tax Returns.

         Each Partner hereby agrees to execute (with acknowledgment or affidavit, if requested by the General Partner) promptly all such agreements, certificates, tax returns, and other documents as may be required of the Partnership or its Partners by the laws of the United States of America, the State of Texas, or any political subdivision or agency thereof.


12.2     Notices.

         All notices, offers, or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given or made three business days after being mailed by certified mail, return receipt requested, from within the United States by first class United States mail, postage prepaid, and addressed to the Partners at their respective addresses set out on the signature

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page(s) hereof. Any Partner may change its address by giving a notice in writing stating its new address to the other Partners.

12.3     Successors and Assigns.

         This Agreement shall be binding upon and, except as otherwise expressly provided herein, inure to the benefit of the Partners and their respective successors and assigns, and the Partners covenant and agree that they and their successors and assigns will execute any and all instruments, releases, assignments, and consents that may be required of them in accordance with the provisions of this Agreement.


12.4     Execution.

         This Agreement may be executed in counterparts and separately executed signature pages may be attached to the body of this instrument so that the original instrument and all of its pages on which signatures appear shall together constitute a single instrument.

12.5     Governing Law.

         The Agreement and the rights of the Partners shall be governed by and interpreted in accordance with the laws of the State of Texas.

12.6     Gender and Number.

         Whenever the context requires, the gender of all words used herein shall include the masculine, feminine, and neuter and the number of all words shall include the singular and plural.

12.7     Power of Amendment.

         (a) Amendments to this Agreement which are required or contemplated by this Agreement, including, but not limited to, amendments necessary to reflect the substitution of a Partner (including, without limitation, the purchase of all or part of the Partnership interest of a Partner by another Partner), or the addition of additional Partners in accordance with the provisions of this Agreement, may be made by the General Partner. Notice of any such amendments and a copy of any writing embodying them shall be provided to the Limited Partner.

         (b) Notwithstanding the foregoing, no amendment shall be made which would change the Partnership to a general partnership or increase the liabilities or obligations of the Limited Partner except upon the agreement of the Partners.


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12.8     Paragraph and Subparagraph Titles.

         The paragraph and subparagraph titles and headings used in this Agreement are solely for convenience and neither modify nor limit the provisions of this Agreement.

12.9     Partition.

         The Partners hereby agree that no Partner shall have the right while this Agreement remains in effect to have any Partnership asset partitioned, or to file a complaint, or institute any proceeding at law or in equity to have any Partnership asset partitioned, and each Partner hereby waives any such right. It is the intention of the Partners that during the term of this Agreement, the rights of the Partners as among themselves shall be governed by the terms of this Agreement.

Executed as of the date first written above.

                                POOL COMPANY

Address:                           By: /s/ E.J. SPILLARD
                                       -----------------------------------------
10375 Richmond Avenue                  E.J. Spillard,
Houston, Texas 77042                        Senior Vice President, Finance

                                            "General Partner"



                                PTX, INC.

Address:                           By: /s/ W.J. MYERS
                                       -----------------------------------------
10375 Richmond Avenue                  W.J. Myers,
Houston, Texas 77042                        Group Vice President -- U.S.
                                            Operations

                                            "Limited Partner"


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                                   EXHIBIT "A"

               ASSETS, LIABILITIES AND OBLIGATIONS TO BE RETAINED
                                  BY PTX, INC.

All assets (tangible and intangible), liabilities and obligations relating to freight forwarding operations conducted on behalf of Associated Petroleum Services, Inc. shall be retained by PTX, Inc. These shall include, but not be limited to, the following:



Assets:                                                   As of 11/30/96
-------                                                   --------------
Cash -- NationsBank #2330000612                           $   (17,670)
Accounts Receivable -- Employees                                  200
Accrued Charges -- APS                                            173
Property, Plant & Equipment -- Machinery & Equip              110,409
Accumulated Depreciation -- Machinery & Equip                 (24,007)
Deferred Income Tax -- US                                     (23,700)

Cargo Agent Authority                                              --


Liabilities:
------------

A/P -- Trade                                              $     1,157
Air Freight Payable -- CNS                                      5,187
Cost Accrual -- Air Freight                                    38,033
A/P -- Intercompany -- Pool Corp. Div                       1,899,783
A/P -- Intercompany -- Pool Int'l Div                             624
A/P -- Intercompany -- APS -- Int'l                        (2,795,827)
A/P -- Intercompany -- Pool (Houston)                         803,662
Accrued Employers FICA Tax                                      1,137
Accrued State Use Tax -- Texas                                     30
Accrued City Use Tax -- Texas                                      10
Accrued Medical                                                 1,251
Accrued Salaries & Wages                                       14,826
Other Accrued Expenses                                          7,212

                                 AMENDMENT NO. 1
                                       TO
                          LIMITED PARTNERSHIP AGREEMENT
            AND TO ASSIGNMENT OF ASSETS AND ASSUMPTION OF LIABILITIES
                         ------------------------------

                             POOL COMPANY TEXAS LTD.

                  THIS AGREEMENT is executed as of the 6th day of March, 1997 by and between Pool Company ("Pool"), a Texas corporation, PTX, Inc. ("PTX"), a Texas corporation, and PCNV,
Inc. ("PCNV"), a Nevada corporation.

                  WHEREAS, that certain Limited Partnership Agreement (the "Partnership Agreement") dated December 12, 1996 was entered into by and between Pool, as general partner, and PTX, as limited partner, relating to the formation and governance of Pool Company Texas Ltd., a Texas limited partnership (the "Partnership"); and

                  WHEREAS, pursuant to the Partnership Agreement a related Assignment of Assets and Assumption of Liabilities dated December 31, 1996 (the "Asset Assignment") was executed by and between PTX and the Partnership; and

                  WHEREAS, the Partnership Agreement and the Asset Assignment each attached and incorporated an Exhibit "A" identifying certain items that were to be excluded from the assets and liabilities that were to be assigned to and assumed by the Partnership; and

                  WHEREAS, the parties have determined that the Exhibit "A" attached to and incorporated in the Partnership Agreement and the Asset Assignment erroneously failed to contain certain deferred income tax assets or liabilities that were to be retained by PTX and not assigned to the Partnership; and

                  WHEREAS, pursuant to an Assignment and Agreement dated as of January 1, 1997 (the "Assignment of Interest"), PTX assigned and transferred all of its ninety-nine percent (99%) limited partnership interest in the Partnership to PCNV; and

                  WHEREAS, pursuant to the Assignment of Interest, PCNV accepted and adopted the terms and provisions of the Partnership Agreement, assumed all obligations of PTX to the Partnership and acknowledged that it was bound by the terms of the Partnership Agreement; and

                  WHEREAS, the parties deem it appropriate that the Partnership Agreement and the Asset Assignment be amended to correct Exhibit "A" attached thereto; and

                  WHEREAS, pursuant to the Assignment of Interest, the parties deem it appropriate that the Partnership Agreement be further amended by substituting PCNV as the "Limited Partner" thereunder, replacing PTX;

                  NOW THEREFORE, the parties hereby agree as follows:

         1. The Partnership Agreement and the Asset Assignment are each hereby amended, effective as of their respective inception dates, by deleting the Exhibit "A" attached thereto and substituting therefor the corrected Exhibit "A" attached to this agreement.

         2. The Partnership Agreement is hereby amended, effective as of January 1, 1997, by substituting PCNV as the "Limited Partner" thereunder, replacing PTX.

         Executed as of the date first stated above.
                PTX, INC.                                     POOL COMPANY

    By:  /s/ E.J. SPILLARD                              By: /s/ J.T. JONGEBLOED
         ------------------------------                     --------------------
         E.J. Spillard                                      J.T. Jongebloed,
         Senior Vice President, Finance


                                                             PCNV, INC.


                                                        By: /s/ G.G. ARMS
                                                            --------------------
                                                            G.G. Arms,
                                                            Vice President &
                                                            General Counsel

                                   EXHIBIT "A"
                                   (CORRECTED)

               ASSETS, LIABILITIES AND OBLIGATIONS TO BE RETAINED
                                  BY PTX, INC.

         A. All assets (tangible and intangible), liabilities and obligations relating to freight forwarding operations conducted on behalf of Associated Petroleum Services, Inc. shall be retained by PTX, Inc. These shall include, but not be limited to, the following:


Assets:                                                                                       As of 11/30/96
-------                                                                                       --------------

Cash -- NationsBank #2330000612                                                        $             (17,670)
Accounts Receivable -- Employees                                                                         200
Accrued Charges -- APS                                                                                   173
Property, Plant & Equipment -- Machinery & Equip.
                                                                                                     110,409
Accumulated Depreciation -- Machinery & Equip.                                                       (24,007)

Cargo Agent Authority                                                                                   ---

Liabilities:
-----------
A/P -- Trade                                                                           $               1,157
Air Freight Payable -- CNS                                                                             5,187
Cost Accrual -- Air Freight                                                                           28,033
A/P -- Intercompany -- Pool Corp. Div.                                                             1,899,783
A/P -- Intercompany -- Pool Int'l Div.                                                                   624
A/P -- Intercompany -- APS -- Int'l                                                               (2,795,827)
A/P -- Intercompany -- Pool (Houston)                                                                803,662
Accrued Employers FICA Tax                                                                             1,137
Accrued State Use Tax -- Texas                                                                            30
Accrued City Use Tax -- Texas                                                                             10
Accrued Medical                                                                                        1,251
Accrued Salaries & Wages                                                                              14,826
Other Accrued Expenses                                                                                 7,212

    B. All federal and state deferred income tax assets liabilities, the aggregate net amount of which as of 11/30/96 was a liability of $11,926,328.

                                 AMENDMENT NO. 2
                                       TO
                          LIMITED PARTNERSHIP AGREEMENT
                         ------------------------------

                             POOL COMPANY TEXAS LTD.

                  THIS AGREEMENT is executed as of the 24th day of June, 1997 by and between Pool Company ("Pool"), a Texas corporation, and PCNV, Inc. ("PCNV"), a Nevada corporation.

                  WHEREAS, Pool, as the General Partner, and PCNV, as the Limited Partner, are parties to that certain Limited Partnership Agreement (the "Partnership Agreement") dated December 12, 1996, as amended, relating to the formation and governance of Pool Company Texas Ltd., a Texas limited partnership (the "Partnership"); and

                  WHEREAS, certain assets, liabilities and obligations relating to operations formerly conducted by DA&S Oil Well Servicing, Incorporated, a New Mexico corporation (the "DA&S Assets"), have been or will be assigned and transferred to PCNV, and the parties desire to provide for the contribution of the DA&S Assets, except for certain tax related assets and liabilities, to the Partnership by PCNV and a proportionate cash contribution by Pool;

                  NOW THEREFORE, the parties hereby agree as follows:

         1. Section 5.1 of the Partnership Agreement is hereby amended to read in its entirety as follows:

                  5.1      General Partner.

                           (a) Simultaneously with the contribution provided for in Section 5.2(a), the General Partner will contribute to the Partnership cash in an amount equal to 1.01% of the contribution by the Limited Partner provided for in Section 5.2(a).

                           (b) Simultaneously with the contribution provided for in Section 5.2(b), the General Partner will contribute to the Partnership cash in an amount equal to 1.01% of the contribution by the Limited Partner provided for in Section 5.2(b).

                           (c) In the event the amount of any contribution by the Limited Partner cannot be immediately determined, the amount thereof shall be estimated and the amount contributed by the General Partner shall be based on such estimate, and, subsequently, when the actual amount required to comply with the foregoing is determined, an appropriate supplemental amount shall be contributed or an appropriate amount refunded. The balance of the capital account of the General Partner shall be an amount equal to the total contributions by the General Partner and adjusted appropriately in accordance with the foregoing.

         2. Section 5.2 of the Partnership Agreement is hereby amended to read in its entirety as follows:

                  5.2      Limited Partner.

                           (a) On or before December 31, 1996, the Limited Partner will contribute to the Partnership all assets of the Limited Partner and the Partnership will assume all of the liabilities and other obligations of the Limited Partner, excluding, however, the assets, liabilities and obligations, if any, specified on Exhibit "A" attached hereto, which excluded assets, liabilities and obligations shall be retained by the Limited Partner. The initial balance of the capital account of the Limited Partner shall be an amount equal to the net assets so contributed.

                           (b) The Limited Partner additionally agrees to contribute to the Partnership, immediately upon receipt, all of the assets, and the Partnership will simultaneously assume all of the liabilities and other obligations, that are reflected on Exhibit "A-1" attached hereto. The balance of the capital account of the Limited Partner shall thereupon be adjusted by an amount equal to the net assets so contributed.

         3. The Partnership Agreement is hereby further amended by adding, as an exhibit thereto, the attached Exhibit "A-1".

Executed as of the date first stated above.

POOL COMPANY                                PCNV, INC.


By: /s/ W. J. MYERS                         By: /s/ G. G. ARMS
   ----------------------------                -------------------------------
   W. J. Myers,                                G. G. Arms
   Group Vice President -                      Vice President &
     U.S. Operations                           General Counsel

                                  EXHIBIT "A-1"


                       ASSETS, LIABILITIES AND OBLIGATIONS
                      TO BE ASSIGNED AND TRANSFERRED TO THE
                            PARTNERSHIP BY PCNV, INC.

All assets (tangible and intangible), liabilities and obligations relating to operations formerly conducted by DA&S Oil Well Servicing, Incorporated, a New Mexico corporation ("DA&S"), except that any and all tax related assets and liabilities formerly held by DA&S shall be retained by PCNV, Inc.

                                 AMENDMENT NO. 3
                                       TO
                          LIMITED PARTNERSHIP AGREEMENT
                         ------------------------------

                             POOL COMPANY TEXAS LTD.

                  THIS AGREEMENT is executed as of the 16th day of October, 1997 by and between Pool Company ("Pool"), a Texas corporation, and PCNV, Inc. ("PCNV"), a Nevada corporation.

                  WHEREAS, Pool, as the General Partner, and PCNV, as the Limited Partner, are parties to that certain Limited Partnership Agreement (the "Partnership Agreement") dated December 12, 1996, as amended, relating to the formation and governance of Pool Company Texas Ltd., a Texas limited partnership (the "Partnership"); and

                  WHEREAS, certain assets, liabilities and obligations relating to operations formerly conducted by Trey Services, Inc. and R&H Well Services, Inc., each a Texas corporation (the "Trey/R&H Assets"), have been or will be assigned and transferred to PCNV, and the parties desire to provide for the contribution of the Trey/R&H Assets, except for certain tax related assets and liabilities, to the Partnership by PCNV and a proportionate cash contribution by Pool;

                  NOW THEREFORE, the parties hereby agree as follows:

         1. Section 5.1 of the Partnership Agreement is hereby amended to read in its entirety as follows:

                  5.1      General Partner.

                           (a) Simultaneously with the contribution provided for in Section 5.2(a), the General Partner will contribute to the Partnership cash in an amount equal to 1.01% of the contribution by the Limited Partner provided for in Section 5.2(a).

                           (b) Simultaneously with the contribution provided for in Section 5.2(b), the General Partner will contribute to the Partnership cash in an amount equal to 1.01% of the contribution by the Limited Partner provided for in Section 5.2(b).

                           (c) Simultaneously with the contribution provided for in Section 5.2(c), the General Partner will contribute to the Partnership cash in an amount equal to 1.01% of the contribution by the Limited Partner provided for in Section 5.2(c).

                           (d) In the event the amount of any contribution by the Limited Partner cannot be immediately determined, the amount thereof shall be estimated and the amount contributed by the General Partner shall be based on such estimate, and, subsequently, when the actual amount required to comply with the foregoing is determined, an appropriate supplemental amount shall be contributed or an appropriate amount refunded. The balance of the capital account of the General Partner shall be an amount equal to the total contributions by the General Partner and adjusted appropriately in accordance with the foregoing.

         2. Section 5.2 of the Partnership Agreement is hereby amended to read in its entirety as follows:

                  5.2      Limited Partner.

                           (a) On or before December 31, 1996, the Limited Partner will contribute to the Partnership all assets of the Limited Partner and the Partnership will assume all of the liabilities and other obligations of the Limited Partner, excluding, however, the assets, liabilities and obligations, if any, specified on Exhibit "A" attached hereto, which excluded assets, liabilities and obligations shall be retained by the Limited Partner. The initial balance of the capital account of the Limited Partner shall be an amount equal to the net assets so contributed.

                           (b) The Limited Partner additionally agrees to contribute to the Partnership, immediately upon receipt, all of the assets, and the Partnership will simultaneously assume all of the liabilities and other obligations, that are reflected on Exhibit "A-1" attached hereto. The balance of the capital account of the Limited Partner shall thereupon be adjusted by an amount equal to the net assets so contributed.

3. The Partnership Agreement is hereby further amended by adding, as an exhibit thereto, the attached Exhibit "A-2".


Executed as of the date first stated above.

                                                POOL COMPANY


                                                By: /s/ Wm J. Myers
                                                   ----------------------------
                                                   Vice President


                                                PCNV, INC.



                                                By: /s/ G. Arms
                                                   ----------------------------
                                                   Vice President

                                  EXHIBIT "A-2"


                       ASSETS, LIABILITIES AND OBLIGATIONS
                      TO BE ASSIGNED AND TRANSFERRED TO THE
                            PARTNERSHIP BY PCNV, INC.

All assets (tangible and intangible), liabilities and obligations relating to operations formerly conducted by Trey Services, Inc. ("Trey"), a Texas corporation, and R&H Well Services, Inc. ("R&H"), a Texas corporation, except that any and all tax related assets and liabilities formerly held by Trey and/or R&H shall be retained by PCNV, Inc.

                                 AMENDMENT NO. 4
                                       TO
                          LIMITED PARTNERSHIP AGREEMENT
                         ------------------------------

                             POOL COMPANY TEXAS LTD.

                  THIS AGREEMENT is executed as of the 19th day of November, 1997 by and between Pool Company ("Pool"), a Texas corporation, and PCNV, Inc. ("PCNV"), a Nevada corporation.

                  WHEREAS, Pool, as the General Partner, and PCNV, as the Limited Partner, are parties to that certain Limited Partnership Agreement (the "Partnership Agreement") dated December 12, 1996, as amended, relating to the formation and governance of Pool Company Texas Ltd., a Texas limited partnership (the "Partnership"); and

                  WHEREAS, certain assets, liabilities and obligations relating to operations formerly conducted by A. A. Oilfield Service, Inc., a New Mexico corporation, (the "AAOSI Assets"), have been or will be assigned and transferred to PCNV, and the parties desire to provide for the contribution of the AAOSI Assets, except for certain tax related assets and liabilities, to the Partnership by PCNV and a proportionate cash contribution by Pool;

                  NOW THEREFORE, the parties hereby agree as follows:

         1. Section 5.1 of the Partnership Agreement is hereby amended to read in its entirety as follows:

                  5.1      General Partner.

                           (a) Simultaneously with the contribution provided for in Section 5.2(a), the General Partner will contribute to the Partnership cash in an amount equal to 1.01% of the contribution by the Limited Partner provided for in Section 5.2(a).

                           (b) Simultaneously with the contribution provided for in Section 5.2(b), the General Partner will contribute to the Partnership cash in an amount equal to 1.01% of the contribution by the Limited Partner provided for in Section 5.2(b).

                           (c) Simultaneously with the contribution provided for in Section 5.2(c), the General Partner will contribute to the Partnership cash in an amount equal to 1.01% of the contribution by the Limited Partner provided for in Section 5.2(c).

                           (d) Simultaneously with the contribution provided for in Section 5.2(d), the General Partner will contribute to the Partnership cash in an amount equal to 1.01% of the contribution by the Limited Partner provided for in Section 5.2(d).

                           (e) In the event the amount of any contribution by the Limited Partner cannot be immediately determined, the amount thereof shall be estimated and the amount contributed by the General Partner shall be based on such estimate, and, subsequently, when the actual amount required to comply with the foregoing is determined, an appropriate supplemental amount shall be contributed or an appropriate amount refunded. The balance of the capital account of the General Partner shall be an amount equal to the total contributions by the General Partner and adjusted appropriately in accordance with the foregoing.

         2. Section 5.2 of the Partnership Agreement is hereby amended to read in its entirety as follows:

                  5.2      Limited Partner.

                           (a) On or before December 31, 1996, the Limited Partner will contribute to the Partnership all assets of the Limited Partner and the Partnership will assume all of the liabilities and other obligations of the Limited Partner, excluding, however, the assets, liabilities and obligations, if any, specified on Exhibit "A" attached hereto, which excluded assets, liabilities and obligations shall be retained by the Limited Partner. The initial balance of the capital account of the Limited Partner shall be an amount equal to the net assets so contributed.

                           (b) The Limited Partner additionally agrees to contribute to the Partnership, immediately upon receipt, all of the assets, and the Partnership will simultaneously assume all of the liabilities and other obligations, that are reflected on Exhibit "A-1" attached hereto. The balance of the capital account of the Limited Partner shall thereupon be adjusted by an amount equal to the net assets so contributed.

                           (c) The Limited Partner additionally agrees to contribute to the Partnership, immediately upon receipt, all of the assets, and the Partnership will simultaneously assume all of the liabilities and other obligations, that are reflected on Exhibit "A-2" attached hereto. The balance of the capital account of the Limited Partner shall thereupon be adjusted by an amount equal to the net assets so contributed.

                           (d) The Limited Partner additionally agrees to contribute to the Partnership, immediately upon receipt, all of the assets, and the Partnership will simultaneously assume all of the liabilities and other obligations, that are reflected on Exhibit "A-3" attached hereto. The balance of the capital account of the Limited Partner shall thereupon be adjusted by an amount equal to the net assets so contributed.

         3. The Partnership Agreement is hereby further amended by adding, as an exhibit thereto, the attached Exhibit "A-3".

Executed as of the date first stated above.

                                             POOL COMPANY


                                             By: /s/ Wm J. Myers
                                                --------------------------------
                                                Vice President

                                             PCNV, INC.


                                             By: /s/ G. Arms
                                                --------------------------------
                                                Vice President

                                  EXHIBIT "A-3"


                       ASSETS, LIABILITIES AND OBLIGATIONS
                      TO BE ASSIGNED AND TRANSFERRED TO THE
                            PARTNERSHIP BY PCNV, INC.

All assets (tangible and intangible), liabilities and obligations relating to operations formerly conducted by A.A. Oilfield Service, Inc., a New Mexico corporation ("AAOSI"), except that any and all tax related assets and liabilities formerly held by AAOSI shall be retained by PCNV, Inc.